                                                                   EX.99.CODEETH

                       KIRR, MARBACH PARTNERS FUNDS, INC.
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     Kirr, Marbach Partners Funds, Inc.'s (the "Fund" or the "Company") code of ethics (this "Code") applies to the Company's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

     - compliance with applicable laws and governmental rules and regulations;

     - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     -    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

                                      * * *

     Each Covered Officer must:

     - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

     - not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company; and

     - report annually any affiliations or other relationships related to conflicts of interests as is required by the Company's Directors and Officers Questionnaire, as amended from time to time.

     There are some conflict of interest situations that may be discussed with the Chief Legal Officer ("CLO") or Chairman of the Audit Committee if material. Examples of these include:

     -    service as a director on the board of any public or private company;

     - the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     - any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

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     - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     - each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

     - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

     - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

     - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     - annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     - not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

     - notify the CLO, or Chairman of the Audit Committee if the violation involves the CLO, promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The CLO or Audit Committee Chairman, as applicable, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer or CLO will be considered by the Audit Committee (the "Committee").

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     The Company will follow these procedures in investigating and enforcing this Code:

     - the CLO or Audit Committee Chairman, as applicable, will take all appropriate action to investigate any potential violations reported to him;

     - if, after such investigation, the CLO or Audit Committee Chairman, as applicable, believes that no violation has occurred, the CLO or Audit Committee Chairman, as applicable, is not required to take any further action;

     - any matter that the CLO or Audit Committee Chairman, as applicable, believes is a violation will be reported to the Committee;

     - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer from the Fund;

     -    the Board will be responsible for granting waivers, as appropriate;
          and

     - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and its investment adviser's code of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others (e.g. Access Persons), and are not part of this Code.

VI.  AMENDMENTS

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Committee, the Company, the adviser and counsel.

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VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Date: November 25, 2003

                                    EXHIBIT A

                                COVERED OFFICERS

   OFFICE                                         NAME
   ------                                    --------------
 1 President                                 Mark D. Foster

 2 Vice-President, Secretary and Treasurer   Mickey Kim